Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:
Karen VanDerBosch	Investor Relations Contact:
Chief Operating Officer &	Harriet Fried / Jody Burfening
Chief Financial Officer	LHA
MakeMusic, Inc.	(212) 838-3777
(952) 906-3690	hfried@lhai.com
kvanderbosch@makemusic.com

MAKEMUSIC REPORTS FOURTH QUARTER AND FISCAL YEAR 2012 RESULTS

Minneapolis – March 13, 2013– MakeMusic, Inc. (NASDAQ: MMUS), a world leader in music technology, announced financial results for the period ended December 31, 2012. As previously announced and further explained below, MakeMusic has entered into a definitive agreement with LaunchEquity Partners, LLC pursuant to which MakeMusic expects to be acquired in an all-cash transaction.

Chairman of the Board Robert Morrison commented, “Our SmartMusic® business performed well during the fourth quarter and we continued our work to launch new and enhanced versions of Finale® and SmartMusic in mid-2013. We are pleased with the progress we are making towards these goals, as well as with our other product development, sales and marketing initiatives, including our upcoming release of an iPad® version of SmartMusic. We remain focused on developing and offering fresh and innovative solutions that advance the ways in which music is composed, taught, learned and performed.”

COO and CFO Karen VanDerBosch added, “SmartMusic subscriptions rose to 209,418 as of December 31, 2012, a 17% year-over-year increase and SmartMusic revenue increased by 15% in 2012. This growth was offset by a decline in notation revenue, reflecting year-over-year changes in the timing of a new release of Finale. Our push to modernize our notation software platform is on schedule and we look forward to unveiling the new product mid-year. In addition, we completed our rebranding initiatives to achieve a more consistent look and feel for our products. Just last week we launched a new version of MakeMusic’s website that has our new branding and enhanced e-commerce capabilities.”

Financial Results for the Quarter Ended December 31, 2012 Compared to the Quarter Ended December 31, 2011

•	Net revenues were $4.7 million, compared to $5.9 million.

•

Notation revenue was $2.3 million compared to $3.8 million. Included in 2012 Notation revenue was $320,000 relating to GarritanTM product sales. A new version of Finale was released in October 2011, but not in 2012.

•	SmartMusic revenue was $2.4 million compared to $2.1 million.

•	Gross profit was $3.8 million, or 81% of revenue, compared to $5.0 million, or 86% of revenue. The gross profit percentage decline is due to product mix.

•	Operating expenses were $5.0 million, compared to $4.0 million, due to previously announced investments in our technology architecture, increased expenses due to sales and marketing initiatives and legal and financial advisory expenses associated with responding to the proposal received from LaunchEquity Partners, LLC in July 2012.

•	Net loss was $1.3 million, or $0.26 per basic and diluted share, compared to net income of $694,000, or $0.14 per basic and diluted share.

Financial Results for the Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

•	Net revenues were $17.7 million, compared to $17.0 million.

•	Notation revenue was $9.1 million compared to $9.5 million. Included in 2012 Notation revenue was $1.0 million relating to Garritan product sales.

•	SmartMusic revenue was $8.7 million compared to $7.5 million.

•	Gross profit was $14.8 million, or 83% of revenue, compared to $14.2 million, or 84% of revenue.

•

Operating expenses were $19.8 million, compared to $14.1 million, due to previously announced investments in our technology architecture, increased expenses due to sales and marketing initiatives and legal and financial advisory expenses associated with responding to the proposal received from LaunchEquity Partners, LLC in July 2012. Additionally, there were increases in legal and severance expenses associated with the June 2012 departure of the company’s former CEO.

•	Net loss was $3.7 million, or $0.74 per basic and diluted share, compared to net income of $4,000, or $0.00 per basic and diluted share.

Cash and cash equivalents were $5.7 million compared to $9.3 million as of December 31, 2011. The decrease is attributable primarily to our technology and sales and marketing investments, as well as our strategic alternatives review process.

In light of MakeMusic’s pending acquisition by LaunchEquity, MakeMusic will not conduct a conference call to review the company’s financial results.

LaunchEquity to Acquire MakeMusic

On March 13, 2013, LaunchEquity Partners, LLC and MakeMusic, Inc. announced a definitive merger agreement, pursuant to which LaunchEquity would acquire MakeMusic, subject to satisfaction of customary closing conditions, in an all-cash transaction. The transaction is structured as a tender offer followed by a back-end merger. At the effective time of the merger, each share of common stock that has not been tendered and accepted at the offer price of $4.85 per share in the tender offer (other than shares owned by LaunchEquity or its affiliates or shares subject to perfected appraisal rights under applicable law) will be converted into the right to receive the offer price of $4.85 per share. MakeMusic anticipates that tender offer materials will be provided to shareholders around the end of March 2013.

About MakeMusic, Inc.

MakeMusic®, Inc. is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software, enabling composers, arrangers, musicians, teachers, students and publishers to create, edit, audition, print and publish musical scores. MakeMusic is also the creator of SmartMusic® interactive software that is transforming the way students practice. With SmartMusic, students and teachers have access to thousands of band, orchestra and vocal pieces allowing students to practice with background accompaniment and get immediate feedback on their performance. SmartMusic allows teachers to individualize instruction and document the progress of every student. The SmartMusic Inbox™, an Android™ and Apple® mobile application, provides additional access for teachers to review, grade and comment on student assignments. MusicXML™ is an Internet-friendly way to publish musical scores, enabling musicians to distribute interactive sheet music online and to use sheet music files with a wide variety of musical applications. Garritan™ sound libraries provide musicians with state-of-the-art virtual instruments with the playback quality of a live performance. Additional information about this Minnesota company can be found at www.makemusic.com.

Forward-Looking Statements

Statements in this earnings release regarding the proposed transaction between MakeMusic and LaunchEquity, the expected timetable for completing the transaction, future financial and operating results, future product introductions, and beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the

Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the parties and their management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Risks and uncertainties include the satisfaction of closing conditions for the acquisition, including the tender of a number of shares that, when added to the shares owned by LaunchEquity and its affiliates, constitutes a majority of MakeMusic’s outstanding shares on a fully-diluted basis; the possibility that the transaction will not be completed, or if completed, not completed on a timely basis; the ability of MakeMusic’s management team to successfully implement growth initiatives for SmartMusic; market acceptance of MakeMusic’s products; the impact of changing technology on MakeMusic’s product upgrades; delays in finalizing and implementing product modernization initiatives.

Neither LaunchEquity nor MakeMusic can give any assurance that any of the transactions contemplated by the agreement will be completed or that the conditions to the tender offer and the back-end merger will be satisfied. A further list and description of additional business risks, uncertainties and other factors can be found in MakeMusic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as other MakeMusic SEC filings. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov and www.makemusic.com. Many of the factors that will determine the outcome of the subject matter of this communication are beyond LaunchEquity’s or MakeMusic’s ability to control or predict. Neither LaunchEquity nor MakeMusic undertakes to update any forward-looking statements as a result of new information or future events or developments.

Important Additional Information

The tender offer described in this earnings release for all of the outstanding shares of common stock of MakeMusic has not yet commenced. LaunchEquity intends to file tender offer documents with the Securities and Exchange Commission (the “SEC”). This earnings release is for informational purposes only and does not constitute an offer to purchase, or a solicitation of an offer to sell, shares of common stock of MakeMusic, nor is it a substitute for the tender offer documents. Investors and MakeMusic shareholders are strongly advised to read the tender offer documents, the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by MakeMusic and the related Schedules 13E-3 that will be filed by MakeMusic and LaunchEquity with the SEC, and other relevant materials when they become available, because they will contain important information.

Investors and MakeMusic shareholders can obtain copies of these materials (and all other related documents filed with the SEC) when available, at no charge on the SEC’s website at www.sec.gov. Copies can also be obtained at no charge by directing a request to LaunchEquity at LaunchEquity Partners, LLC, 4230 N. Oakland Avenue #317, Shorewood, WI 53211-2042, or by phone at (414) 390-8221. Investors and MakeMusic shareholders may also read and copy any reports, statements and other information filed by LaunchEquity or MakeMusic with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

MakeMusic, Inc.

Balance Sheets

(In thousands of U.S. dollars, except share and per share data)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$5,730	$9,296
Accounts receivable (net of allowance of $7 and $9 in 2012 and 2011, respectively)	1,286	1,539
Inventories	392	291
Deferred income taxes, net	2,612	2,338
Prepaid expenses and other current assets	429	362

Total current assets	10,449	13,826
Property and equipment, net	631	441
Capitalized software products, net	3,927	3,113
Finite life intangible assets	782	1,020
Goodwill	4,483	4,483
Deferred income taxes, net	1,086	57

Total assets	$21,358	$22,940

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$3	$4
Accounts payable	875	585
Accrued compensation	961	676
Other accrued expenses	673	508
Post contract support	125	125
Reserve for product returns	344	214
Current portion of deferred revenue	5,161	4,208

Total current liabilities	8,142	6,320
Capital lease obligations, net of current portion	6	—
Deferred revenue, net of current portion	115	123

Total liabilities	8,263	6,443

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 10,000,000
Issued and outstanding shares – 4,906,707 and 4,934,020 in 2012 and 2011, respectively	49	49
Additional paid-in capital	67,180	66,930
Accumulated deficit	(54,134)	(50,482)

Total shareholders’ equity	13,095	16,497

Total liabilities and shareholders’ equity	$21,358	$22,940

See accompanying notes.

MakeMusic, Inc.

Statements of Operations

(In thousands of U.S. dollars, except share and per share data)

	3 Months		12 Months
	Ended December 31,		Ended December 31,
	2012	2011	2012	2011
Notation revenue	$2,314	$3,814	$9,080	$9,467
SmartMusic revenue	2,389	2,068	8,662	7,527

NET REVENUE	4,703	5,882	17,742	16,994
COST OF REVENUES	882	846	2,964	2,757

GROSS PROFIT	3,821	5,036	14,778	14,237

	81%	86%	83%	84%
OPERATING EXPENSES:
Development expenses	2,097	1,367	7,554	4,638
Selling and marketing expenses	1,829	1,550	6,934	5,182
General and administrative expenses	1,089	1,049	5,266	4,053
Patent litigation expense	—	—	—	225

Total operating expenses	5,015	3,966	19,754	14,098

INCOME (LOSS) FROM OPERATIONS	(1,194)	1,070	(4,976)	139
Other income, net	40	24	104	115

Net income (loss) before income tax	(1,154)	1,094	(4,872)	254
Income tax expense (benefit)	100	400	(1,220)	250

NET INCOME (LOSS)	($1,254)	$694	($3,652)	$4

Income (Loss) per common share:
Basic	($0.26)	$0.14	($0.74)	$0.00
Diluted	($0.26)	$0.14	($0.74)	$0.00
Weighted average common shares outstanding:
Basic	4,900,272	4,933,027	4,915,896	4,896,922
Diluted	4,900,272	4,947,052	4,915,896	4,917,557

See accompanying notes.

MakeMusic, Inc.

Statements of Cash Flows

(In thousands of U.S. dollars)

	Year
	Ended December 31,
	2012	2011
Cash flows from operating activities
Net income (loss)	($3,652)	$4
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	1,453	1,138
Loss on disposal of assets	8	—
Deferred income taxes, net	(1,303)	165
Share based compensation, net of forfeitures	223	482
Net changes in operating assets and liabilities, excluding the effect of 2011 business acquisitions:
Accounts receivable	253	(255)
Inventories	(101)	(90)
Prepaid expenses and other current assets	(67)	(110)
Accounts payable	290	(29)
Accrued expenses and reserve for product returns	586	(668)
Deferred revenue	945	632

Net cash (used in) provided by operating activities	(1,365)	1,269

Cash flows from investing activities
Purchases of property and equipment	(433)	(346)
Business acquisitions, net of acquired cash	—	(2,344)
Capitalized development and other intangibles	(1,783)	(588)

Net cash used in investing activities	(2,216)	(3,278)

Cash flows from financing activities
Proceeds from stock options exercised	20	111
Payments for redemption of stock options	—	(22)
Repurchase of common stock	—	(291)
Payments on capital leases	(5)	(25)

Net cash provided by (used in) financing activities	15	(227)

Net decrease in cash and cash equivalents	(3,566)	(2,236)
Cash and cash equivalents, beginning of year	9,296	11,532

Cash and cash equivalents, end of year	$5,730	$9,296

Supplemental disclosure of cash flow information
Interest paid	$2	$3
Income taxes paid	97	124
Non-cash investment and financing activities
Equipment acquired under capital lease	11	—

See accompanying notes.